Exhibit 1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”) is entered into as of June 22, 2020, by and between GasLog Ltd., a Bermuda exempted company (the “Company”), and the purchaser named on the signature page to this Agreement (the “Purchaser”). The Purchaser and the Company may collectively be referred to as the “Parties” and each individually as a “Party”.

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Company will issue and sell to the Purchaser and the Purchaser will purchase from the Company certain common shares, par value $0.01 per share, of the Company (the “Common Shares”), subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I
The Transaction

SECTION 1.01.  Purchase and Sale of the Common Shares.  (a)   On the terms of this Agreement and subject to the satisfaction of the conditions set forth in Article V, the Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to issue, sell, transfer and convey to the Purchaser 4,000,000 Common Shares (the “Shares”). The purchase price for each Share shall be U.S.$2.50, for an aggregate purchase price of U.S.$10,000,000 (the “Purchase Price”), to be paid to the Company in cash upon settlement on the Closing Date (as defined below). The purchase of the Shares pursuant to this Section 1.01(a) is referred to as the “Purchase”.

SECTION 1.02.  Closing.  (a)   On the terms of this Agreement and subject to the conditions set forth in Article V, the closing of the Purchase (the “Closing”) shall occur on June 29, 2020, at 10:00 a.m. (New York City time) or such other time and date as shall be agreed between the Company and the Purchaser (the date on which the Closing occurs, the “Closing Date”).

(b)  At the Closing, (i) the Company shall cause the American Stock Transfer & Trust Company, LLC, the Company’s transfer agent (the “Transfer Agent”) to deliver to the Purchaser the number of Shares set forth above and (ii) the Purchase Price for the Shares being purchased by the Purchaser will be delivered by or on behalf of the Purchaser to the Company.

(c)  Delivery of Funds. No later than two (2) business days after the execution of this Agreement by the Purchaser and the Company, the Purchaser shall remit by wire transfer the amount of funds equal to the Purchase Price for the Shares being purchased by the Purchaser to an account to be identified by the Company in writing to the Purchaser within one (1) business day after the execution of this Agreement. Such funds shall be held in escrow until the Closing, pursuant to escrow arrangements to be determined by the Company promptly after the execution of this Agreement. Such funds will be delivered to the Company upon the satisfaction of the conditions set forth in Article IV hereof.

(d)  Delivery of Shares. No later than one (1) business day after the execution of this Agreement by the Purchaser and the Company, the Purchaser shall direct the broker-dealer at which the account or accounts to be credited with the Shares being purchased by the Purchaser are maintained, which broker/dealer shall be a The Depository Trust Company (“DTC”) participant, to set up a Deposit/Withdrawal at Custodian (“DWAC”) instructing the Transfer Agent to credit such account or accounts with the Shares by means of an electronic book-entry delivery. Such DWAC shall indicate the settlement date for the deposit of the Shares, which date shall be the Closing Date set forth above. Simultaneously with the delivery to the Company of the funds held in escrow pursuant to Section 1.02(c) above, the Company shall direct the Transfer Agent to credit the Purchaser’s account or accounts with the Shares pursuant to the information contained in the DWAC. The settlement of the Shares purchased by the Purchaser shall be by delivery by electronic book-entry at DTC, registered in the Purchaser’s name and address as set forth below, and released by the Transfer Agent, to the Purchaser at the Closing.

IT IS THE PURCHASER’S RESPONSIBILITY TO (A) MAKE THE NECESSARY WIRE TRANSFER IN A TIMELY MANNER AND (B) ARRANGE FOR SETTLEMENT BY WAY OF DWAC IN A TIMELY MANNER. IF THE PURCHASER DOES NOT DELIVER THE PURCHASE PRICE FOR THE SHARES OR DOES NOT MAKE PROPER ARRANGEMENTS FOR SETTLEMENT IN A TIMELY MANNER, THE SHARES MAY NOT BE DELIVERED AT CLOSING TO THE PURCHASER OR THE PURCHASER MAY BE EXCLUDED FROM THE CLOSING ALTOGETHER.

ARTICLE II
Representations and Warranties of the Company

SECTION 2.01.  The Company. The Company represents and warrants, as of the date hereof, and as of the Closing Date, to the Purchaser, as follows:

(a)  The Company is duly incorporated and validly existing as an exempted company with limited liability under the laws of Bermuda in good standing, and has the necessary Company power and authority to execute and deliver, and, subject to the terms and conditions hereof, to perform its obligations under, this Agreement.

(b)  The Shares have been duly authorized for issuance and sale to the Purchaser pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the Purchase Price, will be validly issued and fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws, and such shares were not, or will not be, issued in violation of any purchase option, call option, preemptive right, resale right, subscription right, right of first refusal or similar right.

(c)  The Company has taken all action as may be necessary for the authorization, execution and delivery of this Agreement, the consummation of the transactions contemplated in this Agreement and the performance of its obligations under this Agreement.  This Agreement constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, receivership, reorganization, liquidation and other similar laws relating to or affecting the rights and remedies of creditors generally from time to time in effect and to principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

ARTICLE III
Representations and Warranties of the Purchaser

SECTION 3.01.  The Purchaser. The Purchaser, as of the date hereof, and as of the Closing Date, represents and warrants to the Company as follows:

(a)  The Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Shares and has made its own independent investigation and appraisal of the business, results, financial condition, prospectus, creditworthiness, status and affairs of the Company.

(b)  The Purchaser is an “Accredited Investor” as defined in Rule 501(a) promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”), and is acquiring the Shares for its own account, and not with a view to any distribution, resale, subdivision or fractionalization thereof in violation of the Securities Act or any other applicable domestic or foreign securities law, and the Purchaser has no present plans to enter into any contract, undertaking, agreement or arrangement for any such distribution, resale, subdivision or fractionalization of the Shares in violation of the Securities Act or any other applicable domestic or foreign securities law, without prejudice, however, to the Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Shares in compliance with applicable U.S. federal and state securities law.

(c)  The Purchaser has all requisite corporate or other power and authority to execute, deliver and perform its obligations under this Agreement; and all action required to be taken for the due and proper authorization, execution and delivery of this Agreement has been duly and validly taken.

(d)  This Agreement constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, moratorium, and other similar laws relating to or affecting the rights and remedies of creditors generally from time to time in effect and to principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

(e)  Since the date on which the Company or any of its officers, directors or affiliates first contacted the Purchaser regarding the transactions contemplated by this Agreement, Purchaser has not, directly or indirectly, engaged in any transactions in the securities of the Company (including any Short Sales (as defined below) involving the Company’s securities) and has not violated any obligations of confidentiality to the Company. The Purchaser agrees that it will not use any of the Shares acquired pursuant to this Agreement to cover any short position in the Common Shares if doing so would be in violation of applicable securities laws. For purposes hereof, “Short Sales” include all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not against the box, and all types of direct and indirect stock pledges, forward sales contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

(f)   Without derogating from or limiting the representations and warranties of the Company, the Purchaser (i) is not relying on the Company for any legal, tax, investment, accounting or regulatory advice; (ii) has consulted with its own advisors concerning such matters; and (iii) shall be responsible for making its own independent investigation and appraisal of the transactions contemplated in this Agreement.

(g)  The Purchaser acknowledges that the Shares have not been registered under the Securities Act, or the securities laws of any state and may not be sold except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act.

(h)  The Purchaser acknowledges that (i) there is no minimum offering amount, and (ii) the Purchaser’s obligations under this Agreement, including the obligation to purchase Shares, are expressly not conditioned on the purchase by any other purchasers of the Common Shares that they have agreed to purchase from the Company or the sale by the Company of any specified aggregate number of Common Shares.

ARTICLE IV
Conditions

SECTION 4.01.  Conditions. The obligations of each Party to effect the Closing shall be further subject to the satisfaction, on or prior to the Closing Date of the following conditions:

(a)  The Company’s obligation to issue and sell the Shares to the Purchaser on the Closing Date as set forth in this Agreement shall be subject to satisfaction (or waiver by the Company) of the following conditions: (i) the Purchaser shall have performed its covenants and other obligations hereunder in all material respects and (ii) the Purchaser’s representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

(b)  The Purchaser’s obligation to purchase the Shares on the Closing Date as set forth in this Agreement shall be subject to the satisfaction (or waiver by Purchaser) of the following conditions: (i) the Company shall have performed its covenants and other obligations hereunder in all material respects and (ii) the Company’s representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

ARTICLE V
Miscellaneous

SECTION 5.01.  Confirmation of Sale. The Purchaser acknowledges and agrees that the Purchaser’s receipt of the Company’s executed counterpart to this Agreement, together with the Prospectus Supplement (or the filing by the Company of an electronic version thereof with the SEC), shall constitute written confirmation of the Company’s sale of Shares to the Purchaser.

SECTION 5.02.  Tax Documents. The Purchaser shall furnish the Company with a completed IRS Form W-9 (or, if the Purchaser is not a United States citizen or resident, an applicable IRS Form W-8).

SECTION 5.03.  Severability. If any part or parts of this Agreement shall be held unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is deemed invalid or unenforceable by any court of competent jurisdiction, and if limiting such provision would make the provision valid, then such provision shall be deemed to be construed as so limited.

SECTION 5.04.  Binding Effect; Beneficiaries. This Agreement shall apply to and bind the Parties and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement is intended or shall be constructed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Common Shares, including the Shares, from the Purchaser shall be deemed to be a successor merely by reason of such purchase. This Agreement may not be assigned by any Party without the prior written consent of the other Party and any purported assignment without such consent shall be void.

SECTION 5.05.  Broker’s Fees. Except pursuant to the engagement by the Company of the Placement Agent with respect to the Shares, the Parties severally represent that there has been no act in connection with the transactions contemplated in this Agreement that would give rise to a valid claim against either party for a broker’s fee, finder’s fee or other similar payment. Each Party shall pay any and all expenses incurred by such Party incident to this Agreement and the consummation of the sale and purchase of the Shares.

SECTION 5.06.  Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any prior understanding or representation of any kind preceding the date of this Agreement. There are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Agreement. This Agreement may only be modified or amended in a writing signed by both the Company and Purchaser.

SECTION 5.07.  Survival. The respective representations and warranties and agreements of the Company and the Purchaser contained in this Agreement shall survive the delivery of and payment for the Shares and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company or the Purchaser.

SECTION 5.08.  Headings. The headings in this Agreement are for convenience and do not constitute a part of this Agreement.

SECTION 5.09.  Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without reference to its choice of law rules.

SECTION 5.10.  Further Assurances.  The Parties agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

SECTION 5.11.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

SECTION 5.12.  Electronic Signatures. Any electronic signature hereof shall be of the same legal effect, validity or enforceability as a manually executed signature, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the day and year first above written.

OLYMPIC LNG INVESTMENTS LTD

by	/s/ Marianna Moschou
Name: Vice-President

by	/s/ Michail Gialouris
Name: Treasurer/Director

IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the day and year first above written.

GASLOG Ltd.,

by	/s/ Paul Wogan
Name: Paul Wogan
Title: CEO & Director

by	/s/ Sarah Larkins
Name: Sarah Larkins
Title: Assistant Company Secretary